Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Annual Report to Shareholders (Form 10-K) of Summit Financial Group, Inc. and subsidiaries of our reports, dated March 1, 2012, with respect to our audits of the consolidated financial statements and internal control over financial reporting of Summit Financial Group, Inc. and subsidiaries included in the 2011 Annual Report to Shareholders for the year ended December 31, 2011.

We also consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-99291 and 333-170145) pertaining to the 1998 and 2009 Officer Stock Option Plan of Summit Financial Group, Inc. and subsidiaries of our reports, dated March 1, 2012, with respect to our audits of the consolidated financial statements and internal control over financial reporting of Summit Financial Group, Inc. and subsidiaries included in the 2011 Annual Report to Shareholders for the year ended December 31, 2011.

/s/    ARNETT & FOSTER, P.L.L.C.

Charleston, West Virginia
March 1, 2012